Employment Contract of Lau Thai Chim :
Employer: Wide Broad Group Limited    Employee: Lau Thai Chim

Representative: Mr.Liu Ruisheng

Position: Independent non-executive Director

Job Duty: According to the experience, providing the independent and objective opinion for assisting the board of directors.

Effective Period: 2 years, Effective date: July 1st, 2009

Remuneration: HKD$180,000/year will be paid in the last day for every quarter in four installments.